Exhibit 99.3

TEL 770-805-2000 800-277-2265 FAX 770-805-2311
2410 PACES FERRY ROAD
600 PACES SUMMIT
ATLANTA, GA 30339-4098
CONSENT OF FINANCIAL ADVISOR
February 26, 2007
We hereby consent to the use of our Fairness Opinion addressed to the board of directors of LSB Bancshares, Inc. which is to be used in the Proxy Statement and to all references to our firm in such Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ BankersBanc Capital Corporation
BankersBanc Capital Corporation